Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Natural Resources Partners L.P.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (5)
Fees to be Paid	Equity	Common Units representing limited partner interests	457(c)	7,500,000(2)	(3)	$255,300,000 (4)	0.0000927	$23,666.31
(1) Represents common units that may be offered by the selling unitholders named herein. Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholders shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2) Represents common units issuable upon conversion of preferred units representing limited partner interests in Natural Resource Partners L.P. (the “Partnership”), which were issued by the Partnership to the selling unitholders named herein in a private placement. The preferred units are convertible into common units at the election of the holders (i) after March 2, 2022 and prior to March 2, 2025, at a 7.5% discount to the volume weighted average trading price of the Partnership’s common units (the “VWAP”) for the 30 trading days immediately prior to the notice of conversion if the 30-day VWAP immediately prior to such notice is greater than $51.00 (subject to a maximum of 33% of the preferred units per year) and (ii) after March 2, 2025, at 1.85 times the purchase price of the preferred units less the sum of all cash payments made in respect of the preferred units and at a 10% discount to the VWAP for the 30 trading days immediately prior to the notice of conversion. Instead of issuing common units pursuant to clause (i) of the preceding sentence, the Partnership has the option to redeem the preferred units proposed to be converted for cash at a price equal to the purchase price of the preferred units, plus the value of any accrued and unpaid distributions. To the extent the holders of the preferred units have not elected to convert their preferred units by March 2, 2029, the Partnership has the right to force conversion of the preferred units into common units at 1.85 times the purchase price of the preferred units less the sum of all cash payments made in respect of the preferred units and at a 10% discount to the VWAP for the 30 trading days immediately prior to the notice of conversion. In addition, the Partnership has the ability to redeem at any time (subject to compliance with its debt agreements) all or any portion of the preferred units for cash at the agreed upon per unit amount, which is calculated as the purchase price of the preferred units multiplied by 1.85 less the sum of all cash payments made in respect of the preferred units. The amount of common units registered hereby assumes a conversion rate per preferred unit of 30 and that all outstanding PIK units are redeemed prior to conversion. The conversion rate will vary based on (x) when the holder elects to convert the preferred units and (y) the VWAP of the Partnership’s common units, and it may be higher or lower than the conversion rate assumed for purposes of calculating the amount of common units registered hereby. Additionally, if the Partnership redeems any of the preferred units, fewer than 7,500,000 common units will be issued upon conversion of the preferred units.

(3) The proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, a sale by a holder of the securities registered hereunder.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average high and low sale prices for the Partnership’s common units on January 25, 2022 of $34.04, as reported on the New York Stock Exchange.

(5) Calculated in accordance with Rule 457(c) under the Securities Act.